EXHIBIT 99.1
For Immediate Release
CONSOLIDATED WATER CO. LTD. REPORTS 70% INCREASE IN SECOND QUARTER EARNINGS
GEORGE TOWN, Grand Cayman, Cayman Islands (August 9, 2006). Consolidated Water Co. Ltd. (NASDAQ Global Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where naturally occurring supplies of potable water are scarce or nonexistent, today reported record revenues and earnings for the second quarter and first half of 2006.
(Note: All per-share amounts in this press release are adjusted for a 2-for-1 stock split distributed to shareholders August 25, 2005.)
For the quarter ended June 30, 2006, total revenue increased 47% to approximately $9.6 million, compared with approximately $6.6 million in the second quarter of 2005. Net income increased 70% to $2,522,029, or $0.20 per diluted share, versus $1,481,359, or $0.12 per diluted share, in the quarter ended June 30, 2005.
Retail water sales increased to approximately $4.9 million in the second quarter of 2006, compared with approximately $3.4 million in the year-earlier quarter. Bulk water sales rose to approximately $4.3 million, versus approximately $2.9 million in the quarter ended June 30, 2005. Revenue from services increased to $447,221 in the most recent quarter, compared with $270,670 in the second quarter of 2005.
The gross margin on retail sales of 60% in the quarter ended June 30, 2006 compared with 62% in the second quarter of 2005, while the gross margin on bulk sales expanded to 28%, compared with 19% in the prior-year period.
“The 43% increase in second quarter retail sales primarily reflected increased demand for potable water in Grand Cayman, particularly in our Seven Mile Beach service area, where tourist-related activities have recovered from prior-year levels that were negatively impacted by Hurricane Ivan,” stated Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “Also, the opening of a major new hotel and golf course project (the Ritz Carlton) and a number of new condominiums along Seven Mile Beach have increased demand for water in the area. Our gross margin for the retail segment declined modestly as percentage of sales in the most recent quarter, when compared with the prior-year period, due to increased personnel and maintenance costs. However in total dollars, our gross margin increased significantly for our retail segment due to the higher sales volume.”
“In our bulk water business segment, sales rose 50% from last year’s second quarter due to the temporary expansion of our Windsor Plant, and, to a lesser extent, approximately $300,000 in sales that were billable in accordance with the interim delivery phase of the Blue Hills contract. I am very pleased to report that the Blue Hills Plant was fully commissioned in mid-July and is producing an additional 7.2 million US gallons of potable water each day for the Bahamian market. We successfully completed a 7-day performance test of the Blue Hills Plant on July 25, 2006 and are awaiting confirmation by our customer that the plant is meeting all contractual requirements. We expect that the Windsor Plant Expansion Project will remain active until mid-August, at which time some of the equipment will be moved to one of our other markets with pressing needs for additional production capacity. In addition, we also recently expanded the production capacity of our Lower Valley Plant on Grand Cayman by approximately 300,000 US gallons per day. Second quarter gross profit margin in our bulk business segment improved significantly from prior-year levels, reflecting operational efficiencies associated with the temporary Windsor Plant Expansion Project and the Lower Valley Plant Expansion Project. Additional operational efficiencies were also achieved through the resolution of a membrane-fouling problem that hindered 2005 operations at the Windsor Plant.”
“The 65% increase in second quarter service revenues, when compared with the prior-year period, was a result of additional design and engineering fees associated with the Bar Bay Plant construction project on the island of Tortola in the British Virgin Islands,” concluded McTaggart.
For the six months ended June 30, 2006, total revenue increased 50% to approximately $18.9 million, compared with approximately $12.6 million in the first half of 2005. Net income increased 96% to $5,600,039, or $0.44 per diluted share, versus $2,855,410, or $0.24 per diluted share, in the six months ended June 30, 2005.
“Shortly after the end of the second quarter, we announced that Water Authority — Cayman, our bulk water customer on Grand Cayman Island, had accepted our proposal to double the production capacity of our North Sound seawater desalination plant to 1.6 million US Gallons per day,” noted David Sasnett, the Company’s Chief Financial Officer. “The present operating contract for this plant, which expires in November 2009, will be extended to seven years from the date on which we complete the capacity expansion, which will likely be sometime during the first quarter of 2007. On August 4, 2006, we issued approximately $15.8 million principal amount of secured fixed rate (5.95%) bonds in a private transaction with non-US investors. The net proceeds of approximately $15 million from these bonds will be applied to various capital expansion projects, including the Blue Hills Plant in The Commonwealth of the Bahamas and the expansion of the North Sound Plant on Grand Cayman, and to reduce our bank line of credit.”
“We are currently in discussions involving potential new water projects in a number of countries where naturally occurring water supplies are scarce. While the ‘sales cycles’ for such new projects are often longer than we would like, we remain confident in the growth opportunities that will be presented to Consolidated over the next several years,” added McTaggart.
The Company will host a conference call at 10:30 a.m. EDT tomorrow, Thursday, August 10, 2006. Shareholders and other interested parties may participate in the conference call by dialing 888-459-5609 (international/local participants dial 973-321-1024) and referencing the ID code 7710570, a few minutes before 10:30 a.m. EDT. A replay of the conference call will be available two hours after the completion of the conference call from

August 10, 2006 until August 17, 2006 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 7710570.
Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. Consolidated currently operates water production and/or distribution facilities in the Cayman Islands, The British Virgin Islands, Barbados, Belize and The Commonwealth of the Bahamas.
The common stock of Consolidated Water Co. Ltd. is traded on the NASDAQ Global Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, or David W. Sasnett, Executive Vice President and CFO,
at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	June 30,
	2006	December 31,
	(unaudited)	2005
ASSETS
Current assets
Cash and cash equivalents	$2,210,107	$11,955,589
Accounts receivable, net	7,823,571	5,659,975
Inventory	2,901,057	2,032,209
Prepaid expenses and other current assets	1,944,160	858,870
Current portion of loans receivable	730,495	669,855

Total current assets	15,609,390	21,176,498

Loans receivable	3,668,300	2,436,702
Property, plant and equipment, net	32,209,648	32,667,615
Construction in progress, including interest of $771,151 and $375,000	29,490,173	12,172,402
Other assets	478,228	534,368
Investments in affiliates	11,538,666	11,317,731
Intangible assets	4,064,888	4,491,501
Goodwill	3,568,374	3,568,374

Total assets	$100,627,667	$88,365,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$5,659,608	$—
Dividends payable	865,592	828,709
Accounts payable and other current liabilities	6,105,468	3,939,538
Current portion of long term debt	3,132,356	3,472,330

Total current liabilities	15,763,024	8,240,577
Long term debt	17,857,142	19,378,212
Security deposits and other liabilities	483,618	349,628
Minority interest in Waterfields Company Limited	1,521,053	833,695

Total liabilities	35,624,837	28,802,112

Stockholders’ equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 27,516 shares at June 30, 2006 and 32,304 shares at December 31, 2005	16,510	19,382
Class A common stock, $0.60 par value. Authorized 19,680,000 shares; issued and outstanding 12,388,433 shares at June 30, 2006 and 12,181,778 shares at December 31, 2005	7,433,060	7,309,066
Class B common stock, $0.60 par value. Authorized 120,000 shares	—	—
Additional paid-in capital	36,598,603	35,367,037
Retained earnings	20,954,657	16,867,594

Total stockholders’ equity	65,002,830	59,563,079

Total liabilities and stockholders’ equity	$100,627,667	$88,365,191

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Expressed in United States Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Retail water sales	$4,863,830	$3,411,605	$9,917,977	$6,543,334
Bulk water sales	4,315,928	2,870,593	8,064,783	5,565,894
Services revenue	447,221	270,670	887,779	501,126

Total revenues	9,626,979	6,552,868	18,870,539	12,610,354

Retail cost of sales	1,952,660	1,297,694	3,485,301	2,552,811
Bulk cost of sales	3,106,910	2,316,463	5,940,756	4,575,787
Services cost of sales	157,924	156,482	261,648	301,666

Total cost of sales	5,217,494	3,770,639	9,687,705	7,430,264

Gross profit	4,409,485	2,782,229	9,182,834	5,180,090

General and administrative expenses	2,098,733	1,530,892	4,222,074	2,933,222

Income from operations	2,310,752	1,251,337	4,960,760	2,246,868

Other income (expense):
Interest income	67,858	18,478	96,564	36,235

Interest expense	(304,694)	(268,151)	(519,667)	(446,480)
Other income	132,549	116,165	330,829	300,849
Equity in earnings of affiliate	315,564	363,530	731,553	717,938

Other income, net	211,277	230,022	639,279	608,542

Net income	$2,522,029	$1,481,359	$5,600,039	$2,855,410

Basic earnings per common share	$0.20	$0.13	$0.46	$0.25

Diluted earnings per common share	$0.20	$0.12	$0.44	$0.24

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

Weighted average number of common shares used in the determination of:

Basic earnings per share	12,381,686	11,725,828	12,299,727	11,639,702

Diluted earnings per share	12,670,129	12,023,284	12,638,142	11,973,856

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Expressed in United States Dollars)

	Six Months Ended June 30,
	2006	2005
Net cash flows provided by operating activities	$4,786,822	$3,966,580

Cash flows provided by (used in) investing activities

Purchase of property, plant and equipment	(1,189,389)	(1,309,786)
Construction in progress	(17,839,040)	(2,576,407)
Distribution of income from affiliate	757,500	1,136,250
Proceeds from sale of minority interest in subsidiary	672,136	—
Loan to affiliate	(800,000)	(800,000)
Collections of loans receivable	404,762	480,971

Net cash used in investing activities	(17,994,031)	(3,068,972)

Cash flows provided by (used in) financing activities

Dividends paid	(1,512,976)	(1,337,879)
Proceeds from issuance of preferred stock	10,841	—
Proceeds from exercises of stock options	1,165,298	1,143,468
Line of credit	5,659,608	—
Principal repayments of long term debt	(1,861,044)	(1,867,586)

Net cash provided by (used in) financing activities	3,461,727	(2,061,997)

Net decrease in cash and cash equivalents	(9,745,482)	(1,164,389)

Cash and cash equivalents at beginning of period	11,955,589	9,216,908

Cash and cash equivalents at end of period	$2,210,107	$8,052,519

Interest paid in cash	$850,066	$339,518

Interest received in cash	$69,517	$34,034

Non-cash investing and financing activities

Note received for plant facility sold	$897,000	$—
Issuance of 2,135 and 4,682, respectively, common shares for services rendered	43,326	145,040
Issuance of 3,587 preferred shares for services rendered	108,397	—
Conversion of 9,164 shares of preferred stock to common stock	5,498	—